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                                                                  Exhibit 13(b)
                               PURCHASE AGREEMENT


     The ESC Strategic Funds, Inc., a Maryland corporation (the "Company"), and Equitable Securities Corporation, a Tennessee corporation (the "Distributor"), hereby agree as follows:

     1. The Company hereby offers the Distributor and the Distributor hereby purchases 1 share (par value $.001 per share) of the Company, representing 1 Class A share in ESC Strategic Growth Fund and 1 share (par value $.001 per share) of the Company, representing 1 Class D share in ESC Strategic Growth Fund at $[current net asset value], (the "Shares"). The Distributor hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Company hereby acknowledges receipt from the Distributor of funds in the amount of $_____________ in full payment for the Shares.

     2. The Distributor represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     3. The Distributor agrees that if it or any direct or indirect transferee of the Shares redeems the Shares prior to the fifth anniversary of the date the Fund begins its respective investment activities, the Distributor will pay to the Company an amount equal to the number resulting from multiplying the Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by the Distributor or such transferee and the denominator of which is equal to the number of Shares of the Fund outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day of October, 1996.


                                   ESC Strategic Funds, Inc.


Attest:


______________________________          By:______________________________
Name:                                      Name:
                                           Title:


Attest:                            Equitable Securities Corporation



______________________________          By:______________________________
Name:                                      Name:
                                           Title: